Exhibit 10.1

TRUE-UP CONFIRMATION AGREEMENT

This True-Up Confirmation Agreement (this “Agreement”) is dated as of April 16, 2015, by and between NeoPhotonics Corporation, a Delaware corporation (“NeoPhotonics”), and EMCORE Corporation, a New Jersey corporation (“EMCORE,” and together with NeoPhotonics, the “Parties”).

WHEREAS, the Parties are parties to that certain Asset Purchase Agreement (the “Purchase Agreement,”), dated as of October 22, 2014, pursuant to which EMCORE agreed to sell to NeoPhotonics certain Purchased Assets, and in connection therewith, NeoPhotonics agreed to assume certain Assumed Liabilities (together with the sale of the Purchased Assets and the other transactions contemplated by the Purchase Agreement, the “Asset Purchase”);

WHEREAS, pursuant to that certain Promissory Note dated January 2, 2015, NeoPhotonics promised to pay EMCORE the principal amount of $16,000,000.00, together with interest thereon (the “Original Promissory Note”), on the terms and conditions set forth in the Original Promissory Note, as partial consideration for the Asset Purchase;

WHEREAS, pursuant to the terms of the Purchase Agreement, the Parties were required to mutually determine the Inventory Value Adjustment, the Net Accounts Receivable Adjustment and the Revenue Purchase Price Adjustment;

WHEREAS, the Parties have engaged in the resolution procedures contemplated by the Purchase Agreement and made such determinations;

WHEREAS, under the terms of the Purchase Agreement certain assets were sold and transferred by EMCORE to NeoPhotonics, including certain contracts, accounts receivable and accounts payable related to the ITLA and the micro ITLA business of EMCORE;

WHEREAS, included in those transferred contracts, accounts receivables and accounts payable are a Volume Supply Agreement (the “VSA”) / contract with Fabrinet related to the manufacture of such ITLA and micro ITLA products, as identified in Schedule 2.1(g) and Schedule 5.9 (a)(ii) of the Purchase Agreement, along with all revisions and amendments to that contract, and related accounts receivable from and accounts payable to Fabrinet;

WHEREAS, under the terms of a certain verbal amendment to the VSA (the “VSA Amendment”), which was agreed to by Fabrinet and EMCORE in or before December 2013, and effective for a period of two calendar year quarters, and verbally extended thereafter on a quarter by quarter basis through December 31, 2014, Fabrinet agreed to pay certain rebates to EMCORE based on the volume of manufactured and sold ITLA and the micro ITLA products in a calendar year quarter, the payments to be made following the end of the quarter when the amount of such manufactured and sold products in the prior quarter was determinable;

WHEREAS, the amounts payable to EMCORE under the terms of the VSA Amendment are $243,480 for the quarter ending September 30, 2014 (the “September Fabrinet Receivable”), and $73,740 for the quarter ending December 31, 2014 (the “December Fabrinet Receivable”);

WHEREAS, notwithstanding any provision to the contrary in the Purchase Agreement, Emcore and NeoPhotonics have agreed that the September Fabrinet Receivable and the December Fabrinet Receivable shall be for the account of and payable to EMCORE;

WHEREAS, capitalized terms used in this Agreement that are not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1.	The agreed Inventory Value Adjustment is $0.00.
2.	The agreed Net Accounts Receivable Adjustment is $494,077.00.
3.	The agreed Revenue Purchase Price Adjustment Amount is $24,260.00.
4.	The agreed adjusted principal amount of the revised promissory note is $15,481,663.00 (the “Final Promissory Note”).
5.	EMCORE herewith delivers the Original Promissory Note to NeoPhotonics for cancellation.
6.	NeoPhotonics herewith delivers in fully executed form the Final Promissory Note, in substantially the form attached hereto as Exhibit A, in the principal amount of $15,481,663.00.
7.

EMCORE hereby agrees that the Original Promissory Note shall be deemed cancelled concurrently with the execution of this Agreement and all outstanding indebtedness (including, without limitation, all interest and penalties or fees (if any) on the Original Promissory Note) and other obligations of NeoPhotonics under or relating to the Promissory Note are irrevocably discharged, terminated and released and the Original Promissory Note is declared to be null and void and of no further effect.

8.

In accordance with Section 3.3(c) of the Purchase Agreement, the amount of accrued interest on the Final Promissory Note shall be retroactively adjusted to the Closing Date to reflect the foregoing decrease in the principal amount of the Final Promissory Note.

9.

Notwithstanding any provision to the contrary in the Purchase Agreement, the amounts set forth under “Remaining Invoice Amount” in Schedule A hereto, amounting to $836,401.35 in the aggregate, shall be for the account of EMCORE (the “Bad AR”).  EMCORE shall be entitled to collect, receive and retain the Bad AR.  NeoPhotonics shall promptly notify EMCORE of any amounts received by NeoPhotonics with respect to any Bad AR and deliver any such amounts to EMCORE in cash within fourteen (14) days of receipt thereof to an account designated by EMCORE.

10.

Notwithstanding any provision to the contrary in the Purchase Agreement, the September Fabrinet Receivable and the December Fabrinet Receivable shall each be for the account of EMCORE and be payable solely to EMCORE by Fabrinet. NeoPhotonics hereby waives any right or claim it may have to such amounts under the terms of the Purchase Agreement.

11.

For the avoidance of doubt, neither the September Fabrinet Receivable nor the December Fabrinet Receivable shall be included as a Purchased Asset under the terms of the Purchase Agreement, nor shall such amounts be included as an asset in the calculation of Net Accounts Receivable thereunder.

12.

Other than as described above, this letter does not in any way waive, amend, modify, affect or impair the terms or conditions of the Purchase Agreement, and all terms and conditions of the Purchase Agreement shall remain in full force and effect.

13.	This Agreement shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware (without application of the conflict of laws and provisions thereof).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NEOPHOTONICS CORPORATION

By:	/s/ Clyde R. Wallin
	Name:	Clyde R. Wallin
	Title:	Senior Vice President and Chief Financial Officer

EMCORE CORPORATION

By:	/s/ Mark Weinswig
	Name:	Mark Weinswig
	Title:	Chief Financial Officer

EXHIBIT A

Form of Final Promissory Note

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN CASH IN FULL OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT, BY THE INITIAL PAYEE HEREOF IN FAVOR OF COMERICA BANK, AS AGENT, DATED AS OF JANUARY 2, 2015 (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”)) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT

NEOPHOTONICS CORPORATION

PROMISSORY NOTE DUE JANUARY 2, 2017

$15,481,663.00	January 2, 2015
San Jose, California

FOR VALUE RECEIVED, NeoPhotonics Corporation, a Delaware corporation (“Maker”), unconditionally promises to pay to EMCORE Corporation, a New Jersey corporation (“Payee”), in the manner and at the place hereinafter provided, the principal amount of FIFTEEN MILLION FOUR HUNDRED EIGHTY ONE THOUSAND SIX HUNDRED SIXTY THREE DOLLARS ($15,481,663.00), together with accrued interest thereon, in the amounts, at the times, in the manner and subject to the terms and conditions set forth in this Promissory Note due January 2, 2017 (this “Note”).

The principal amount of this Note shall be payable together with accrued and unpaid interest thereon on or before January 2, 2017 (the “Maturity Date”).  Maker also promises to pay interest on the unpaid principal amount hereof (i) from the date hereof (the “Closing Date”) through and including the first anniversary of the date hereof at a per annum rate equal to 5.00% and (ii) following the first anniversary of the date hereof (the “First Anniversary”) until paid in full at a rate per annum equal to 13.00%; provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 2.00% per annum in excess of the rate of interest otherwise payable under this Note.  Interest on this Note shall be payable semi-annually in arrears on the last day of each December and June, upon any prepayment of this Note (to the extent accrued on the amount being prepaid), and on the Maturity Date.  All computations of interest shall be made by Payee on the basis of a 360-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).  In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1.  Payments.  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to an account designated by Payee in writing.  Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note.  Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited.

2.  Prepayments.

(a)  Voluntary Prepayments.  Maker shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty.

(b)  Mandatory Prepayments.

(i)   On the date of receipt of the proceeds from any Qualified Public Offering of any common stock of Maker, Maker shall prepay the principal of this Note in an amount equal to $5,500,000.

(ii)   On the First Anniversary, Maker shall prepay the principal of this Note in an amount equal to the difference (if positive) between the maximum Senior Debt on any date between Closing Date and the First Anniversary and $42,500,000.

(iii)   On any date after the First Anniversary, on the date of the incurrence of such indebtedness, Maker shall prepay the principal of this Note in an amount equal to the difference (if positive) between the Senior Debt on such date and the sum of (x) $42,500,000 plus (y) any amounts previously prepaid pursuant to Section 2(b)(2) and this Section 2(b)(3).

(c)  Interest Accompanying Prepayments.  Each prepayment hereunder shall be accompanied by interest on the principal amount of the Note being prepaid to the date of prepayment.

3.  Reference Agreements.  This Note is issued pursuant to the terms of an Asset Purchase Agreement, dated as of October 22, 2014 (the “Signing Date”), by and between Maker and Payee (as amended, restated, amended and restated,  supplemented or modified, the “Purchase Agreement”) and is subject to the terms and conditions thereof.  This Note is subject to the terms of the Subordination Agreement.  This Note and the obligations of Maker hereunder are secured pursuant to the provisions of the Security Agreement and as, such, this Note is entitled to the benefits of the liens created by the Security Agreement.

4.  Representations and Warranties.  Maker hereby represents and warrants to Payee that:

(a)  it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note, the Security Agreement and the Subordination Agreement;

(b)  each of this Note, the Security Agreement and the Subordination Agreement constitutes the duly authorized, legally valid and binding obligation of Maker, each enforceable against Maker in accordance with its terms;

(c)  all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note, the Security Agreement or the Subordination Agreement have been granted;

(d)  the execution, delivery and performance by Maker of each of this Note, the Security Agreement and the Subordination Agreement do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Maker or (ii) result in the creation of any lien or other encumbrance with respect to the property of Maker; and

(e)  there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Maker, threatened against Maker or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Maker and its subsidiaries, taken as a whole, or the ability of Maker to comply with its obligations hereunder.

5.  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

(a)  failure of Maker to pay any principal, interest or other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; or

(b)  failure of Maker to perform or observe any other term, representation, covenant or agreement to be performed or observed by it pursuant to this Note, the Security Agreement or the Subordination Agreement; or

(c)  any order, judgment or decree shall be entered against Maker decreeing the dissolution or split-up of Maker; or

(d)  suspension of the usual business activities of Maker or the complete or partial liquidation of Maker’s business; or

(e)   (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Maker in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Maker under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Maker or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Maker for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Maker, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(f)  an order for relief shall be entered with respect to Maker or Maker shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Maker shall make an assignment for the benefit of creditors; or Maker shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(g)  Payee shall not have or shall cease to have a valid and perfected security interest in the collateral described in the Security Agreement; or

(h)  the acceleration of the maturity of the indebtedness under the Comerica Credit Agreement by reason of an Event of Default thereunder (and not due to the repayment of the amounts owing thereunder).

6.  Remedies.  Upon the occurrence of any Event of Default specified in Section 5(e) or 5(f) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).  Upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Maker, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

7.  Maker Set Off Right.  In addition to and not in limitation of any rights that Maker may now or hereafter have under applicable law, Maker is hereby authorized at any time and from time to time, upon written notice to Payee, to set off against any principal amounts or interest that may be owing under this Note any amounts that that Payee shall fail to pay in a timely manner arising out of its indemnification obligations under Article 12 of the Purchase Agreement; provided, however, that in no event shall any amount be so set off unless (x) Maker and Payee have agreed in writing that such amount shall be set off or (y) a court of competent jurisdiction has issued a final non-appealable order that such amount is owed by Payee to Maker under Article 12 of the Purchase Agreement; provided further, however, that in the event that any claim which is timely made pursuant to Article 12 of the Purchase Agreement shall remain unresolved or in dispute, Maker shall be permitted to withhold or delay payment under this Note of an amount equal to the reasonable and good faith estimate of the amount of the claim in dispute until such claim shall be resolved.  In this event interest will continue to accrue on the withheld amount and the failure to pay over when such amount shall otherwise have been due hereunder shall not be deemed to be a default under or breach of the terms of this Note.  Upon resolution of any such claim, Maker shall promptly pay to Payee, together will all interest, any amounts the payment of which has been withheld or delayed that are due and payable to Payee.

8.  Affirmative Covenants.  Maker covenants and agrees that so long as this Note is outstanding:

(a)  Notices.  Maker shall promptly give written notice to Payee of:

(1)  the occurrence of any default or Event of Default under this Note; and

(2)  the occurrence of any default or event of default by any Person under the Comerica Credit Agreement or any related Loan Document (as defined in the Comerica Credit Agreement), concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

(b)  Certifictes and other Information.  Maker shall furnish to Payee, in form and detail reasonably acceptable to Payee, the following documents:

(1)  concurrently with delivery to Comerica Bank or any lender or agent under the Comerica Credit Agreement, a copy of each Covenant Compliance Report and Covenant Compliance Certificate (each as defined in the Comerica Credit Agreement) delivered pursuant to the Comerica Credit Agreement;

(2)  concurrently with delivery to Comerica Bank or any lender or agent under the Comerica Credit Agreement, documentation evidencing Maker’s compliance with Section 7.9(c) of the Comerica Credit Agreement (or any other replacement or additional liquidity covenant under the Comerica Credit Agreement); and

(3)  such additional financial and/or other information as Payee may from time to time reasonably request, promptly following such request.

(c)  Financial Statements.  Maker shall furnish, or cause to be furnished, all consolidated and consolidating financial statements and related consolidated and consolidating statements of income, stockholders equity and cash flows delivered to Comerica Bank or any agent or lender under the Comerica Credit Agreement concurrently with the delivery to Comerica Bank or such agent or lender.

9.   Definitions.  The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York or the City of San Francisco, California.

“Comerica Credit Agreement” means the Revolving Credit and Term Loan Agreement, dated as of March 21, 2013, among Maker and Comerica Bank, as Administrative Agent and Lead Arranger, and the lenders party thereto, as amended, restated, amended and restated, supplemented or modified from time to time.

“Event of Default” means any of the events set forth in Section 5.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, capitalized lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

“Qualified Public Offering” has the meaning set forth on Schedule 1 hereto.

“Security Agreement” means the Security Agreement dated the date hereof between Payee and Maker as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Debt” means, as of any date, the sum of (i) outstanding principal amount of Senior Indebtedness (as defined in the Subordination Agreement) on such date plus (ii) the outstanding principal amount of other secured indebtedness of Maker or any of its subsidiaries incurred other than either (x) in compliance with the Comerica Credit Agreement as in effect on the Signing Date or (y) with the consent of Payee or (z) the categories of secured indebtedness of Maker or any of its subsidiaries set forth on Schedule 2.

“Subordination Agreement” means the Subordination Agreement dated as of the date hereof between Maker, Payee and Comerica Bank, as the same may be amended, supplemented or otherwise modified from time to time.

10. Liens.  Maker covenants and agrees that, so long as this Note is outstanding, Maker will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Collateral (as defined in the Security Agreement) other than Liens created under the Security Agreement.

11. Miscellaneous.

(a)  All notices and other communications provided for hereunder shall be in writing (including email and facsimile communication) and mailed, telecopied, or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Payee, at 2015 Chestnut Street, Alhambra, California 91803, Attention: CEO; or in each case at such other address as shall be designated by Payee or Maker.  All such notices and communications shall, when mailed, telecopied, emailed, or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier or email with confirmation of successful transmission.

(b)  No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have.  No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(c)  Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(d)  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(e)  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE

NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.  Maker hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Maker at its address set forth below its signature hereto, such service being hereby acknowledged by Maker to be sufficient for personal jurisdiction in any action against Maker in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Payee to bring proceedings against Maker in the courts of any other jurisdiction.

(f)  MAKER AND, BY THEIR ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Maker and, by their acceptance of this Note, Payee and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(g)  Maker hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

12. Principal Amount Adjustment.  Notwithstanding anything to the contrary contained herein, in accordance with Section 3.3 and Section 3.4 of the Purchase Agreement, (x)(i) if the Final Inventory Value (as defined in the Purchase Agreement) exceeds the Reference Inventory Value (as defined in the Purchase Agreement), the principal amount of this Note shall automatically be increased by the amount of such excess (with such increased being deemed to be retroactive to the date hereof) and (ii) if the Reference Inventory Value exceeds the Final Inventory Value, the principal amount of this Note shall automatically be decreased by the amount of such excess (with such decrease being deemed to be retroactive to the date hereof), and (y)(i) if the Final Net Accounts Receivable (as defined in the Purchase Agreement) exceeds the Net Accounts Receivable Target (as defined in the Purchase Agreement), the principal amount of this Note shall automatically be increased by the amount of such excess (with such increased being deemed to be retroactive to the date hereof) and (ii) if the Net Accounts Receivable Target exceeds the Final Net Accounts Receivable, the principal amount of this Note shall automatically be decreased by the amount of such excess (with such decrease being deemed to be retroactive to the date hereof).

13. Binding Effects; Assignment.  This Note shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.  This Note may not be transferred, sold or assigned by Maker without the prior consent of Payee.  This Note may be assigned by Payee without restriction (provided that Section 7 hereof shall remain in full force and effect following such assignment and be fully enforceable against this Note).

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

NEOPHOTONICS CORPORATION

By:
Name:
Title:
Address: